SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                                     OF 1934

Filed by the Registrant    / /
Filed by a Party other than the Registrant    /x/


Check the appropriate box:
/x/ Preliminary Proxy Statement         / / Confidential, for the use of the
                                            Commission only (as permitted by
                                            Rule 14a-6(e)(2))

/ / Definitive Proxy Statement
/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-12

                              COHOES BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

                              TRUSTCO BANK CORP NY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
/x/    No fee required.
/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)       Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2)       Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4)       Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5)       Total fee paid:

--------------------------------------------------------------------------------
/ /      Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)       Amount previously paid:

--------------------------------------------------------------------------------
2)       Form, Schedule or Registration Statement No.

--------------------------------------------------------------------------------
3)       Filing party:

--------------------------------------------------------------------------------
4)       Date filed:

--------------------------------------------------------------------------------

                                 [TRUSTCO LOGO]


                                                                   July __, 2000


Dear Cohoes Stockholder:

         AS YOU KNOW, ON JUNE 26, 2000, TRUSTCO BANK CORP NY ANNOUNCED ITS INTENTION TO COMMENCE A TENDER OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COHOES BANCORP, INC. COMMON STOCK FOR SHARES OF TRUSTCO COMMON STOCK EQUAL IN VALUE TO $16.00. On July __, 2000, we commenced our exchange offer. Our exchange offer has a value of $16.00 per Cohoes share, which represents a __% premium over the implied value to Cohoes stockholders of its proposed merger with Hudson River Bancorp, Inc. (based on the 1.185 to 1 exchange ratio in that transaction and the $_____ closing price of Hudson common stock on ________, 2000). We are also seeking, in connection with the consummation of our exchange offer, to enter into an agreement with Cohoes providing for a follow-up merger between Cohoes and TrustCo or a wholly owned subsidiary of TrustCo in which each remaining Cohoes common share would be exchanged for the same per share consideration paid to Cohoes stockholders in the exchange offer. Our offer is being made by a prospectus and letter of transmittal which are being mailed separately to you. For your convenience, we have enclosed a copy of our exchange offer prospectus with this proxy statement. You are urged to read the prospectus carefully because it contains important information concerning the terms and conditions of our offer.

         As you know, Cohoes has entered into a merger agreement with Hudson in which Hudson will be the surviving corporation in the merger. In the proposed merger with Hudson, each outstanding share of Cohoes common stock would be converted into 1.185 shares of Hudson common stock. The Cohoes Board of Directors is soliciting your vote to approve its proposed merger with Hudson. AS DISCUSSED IN THE ACCOMPANYING PROXY STATEMENT AND THE ENCLOSED EXCHANGE OFFER PROSPECTUS, WE BELIEVE OUR PROPOSED EXCHANGE OFFER AND FOLLOW-UP MERGER WILL PROVIDE YOU A SIGNIFICANT PREMIUM AND GREATER VALUE THAN THE PROPOSED HUDSON MERGER. OUR OFFER HAS A TOTAL VALUE OF APPROXIMATELY $134,000,000 WHILE THE PROPOSED HUDSON MERGER OFFERS APPROXIMATELY $89,000,000, -- $45,000,000 LESS-- TO COHOES SHAREHOLDERS.

         In connection with the proposed Hudson merger, Cohoes has scheduled a special meeting of stockholders to be held on August 18, 2000. If Cohoes stockholders reject the proposed Hudson merger at such special meeting, we believe your board of directors should respect that vote and take all necessary action to allow our offer to proceed.

         WE URGE YOU TO VOTE AGAINST THE PROPOSED HUDSON MERGER BECAUSE:

         o Our offer provides a significant premium and more value for your Cohoes shares than the proposed Hudson merger. Our offer provides you with $16.00 per share in value, representing a premium of $____ per share (or approximately __%) over the implied value of the proposed Hudson merger (based on the closing price of Hudson common stock on July __, 2000). Based on average closing prices for Hudson common stock over the 20 trading days before we made our June 8, 2000 merger proposal to the Cohoes board of directors, the value of our offer has represented an average premium of more than 42% over the implied value of the Hudson merger. Because the number of shares of Hudson common stock that you would receive in the Hudson merger is fixed, the implied value of the Hudson merger will change based on changes in the market prices of the

                  Hudson stock, while the value of our offer will remain fixed at $16.00 per share of Cohoes stock.

         o Our offer is valued higher. The total value of our offer, based on average closing prices on July __, 2000 is approximately $134,000,000. The total value offered to Cohoes shareholders under the Hudson merger, is approximately $89,000,000. THE HUDSON MERGER OFFERS $45,000,000 LESS VALUE TO COHOES SHAREHOLDERS.

         o Our offer represents a significant increase in cash dividends to Cohoes shareholders based on historical practices. Currently, Cohoes shareholders receive cash dividends at a rate of $0.28 a year for each Cohoes share. Under TrustCo's offer, the cash dividends payable on each Cohoes share would be $0.87 a year, an increase of 211%. Under Hudson's current practices, the cash dividends payable on each Cohoes share would be $0.24 per year, a 14% decrease.

         o One of the conditions of our offer is that the Hudson merger NOT be approved by the stockholders of Cohoes. As a result, for you to have an opportunity to exchange your Cohoes shares for the consideration offered in our offer, the proposed Hudson merger MUST NOT be approved by the holders of a majority of the shares of Cohoes common stock.

         o Your vote AGAINST the Hudson/Cohoes merger will send a strong message to the Cohoes Board of Directors that you want to preserve your opportunity to accept the superior value represented by our offer and that you reject a transaction which does not provide more value to shareholders.

         YOUR VOTE IS ESSENTIAL! IF YOU WANT THE OPPORTUNITY TO CONSIDER THE TRUSTCO OFFER, VOTE AGAINST THE PROPOSED HUDSON MERGER BY SIGNING, DATING AND RETURNING THE ACCOMPANYING [GOLD] PROXY CARD TODAY.

         Even if you previously have submitted a proxy card furnished by the Cohoes Board, it is not too late to change your vote by simply signing, dating and returning the enclosed [GOLD] proxy card today.

         WE URGE YOU TO PROTECT YOUR INTERESTS -- PLEASE SIGN, DATE AND RETURN THE [GOLD] PROXY CARD TODAY.

         Thank you for your consideration and support.


                                                     Sincerely,

                                                     /s/  Robert A. McCormick

                                                     Robert A. McCormick
                                                     President and
                                                     Chief Executive Officer

                                    IMPORTANT

1. If your Cohoes shares are held in your own name, please sign, date and mail the enclosed [GOLD] proxy card to Georgeson Shareholder Communications Inc. in the postage-paid envelope provided.

2. If your Cohoes shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. If your shares are held in "street-name," deliver the enclosed [GOLD] proxy card to your broker or bank and contact the person responsible for your account to vote on your behalf and to ensure that a [GOLD] proxy card is submitted on your behalf. TrustCo urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to TrustCo in care of Georgeson Shareholder Communications Inc. at 17 State Street, 10th Floor, New York, New York 10004 so that TrustCo will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Only stockholders of record on June 22, 2000 are entitled to vote at the special meeting of Cohoes stockholders. TrustCo urges each stockholder to ensure that the record holder of his or her shares signs, dates and returns the enclosed [GOLD] proxy card as soon as possible.

         Do not sign or return any [white] proxy card you may receive from Cohoes.

         If you have any questions or need assistance in voting your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064

         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED HUDSON MERGER AND IS NEITHER AN OFFER TO SELL ANY SHARES OF TRUSTCO COMMON STOCK NOR A REQUEST FOR THE TENDER OF COHOES COMMON STOCK. THE TRUSTCO EXCHANGE OFFER IS BEING REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS BEING MADE ONLY BY MEANS OF A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL, WHICH ARE BEING MAILED SEPARATELY TO COHOES STOCKHOLDERS.

                         SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                              COHOES BANCORP, INC.
                          TO BE HELD ON AUGUST 18, 2000

                                 PROXY STATEMENT
                                       OF
                              TRUSTCO BANK CORP NY

                             SOLICITATION OF PROXIES
                     IN OPPOSITION TO THE PROPOSED MERGER OF
               COHOES BANCORP, INC. AND HUDSON RIVER BANCORP, INC.

         This Proxy Statement and the enclosed [GOLD] proxy card are furnished by TrustCo Bank Corp NY, a New York corporation ("TrustCo"), in connection with its solicitation of proxies to be used at a special meeting (the "Special Meeting") of stockholders of Cohoes Bancorp, Inc., a Delaware corporation ("Cohoes"), to be held on August 18, 2000, at the Century House, 997 New Loudon Road, Latham, New York, __ _.m. local time, and at any adjournments, postponements or reschedulings thereof. Pursuant to this Proxy Statement, TrustCo is soliciting proxies from holders of shares of common stock of Cohoes ("Cohoes Common Stock") to vote AGAINST the proposed merger of Hudson River Bancorp, Inc., a Delaware corporation ("Hudson"), with Cohoes (such proposed merger, the "Proposed Hudson Merger"). Cohoes has set June 22, 2000 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting. This Proxy Statement and the enclosed [GOLD] proxy are first being mailed to stockholders of Cohoes on or about July __, 2000. The principal executive offices of Cohoes are located at 75 Remsen Road, Cohoes, New York 12047 (518) 233-6500.

THE TRUSTCO OFFER

         On July __, 2000, TrustCo commenced an offer (the "TrustCo Offer") to exchange each outstanding share of Cohoes Common Stock for common stock of TrustCo ("TrustCo Common Stock") with a value of $16.00. The terms and conditions of the TrustCo Offer are set forth in a preliminary prospectus dated July __, 2000 (as such prospectus may be amended or supplemented, the "Exchange Offer Prospectus") and the related letter of transmittal, which are included in the Registration Statement on Form S-4 (the "Registration Statement") filed by TrustCo with the Securities and Exchange Commission (the "Commission") on
July 11, 2000 and will be mailed separately to Cohoes stockholders. For your convenience, a copy of the Exchange Offer Prospectus is also enclosed with this Proxy Statement. Cohoes stockholders are urged to read the Exchange Offer Prospectus carefully because it contains important information concerning the TrustCo Offer.

         Based on the closing price of Cohoes Common Stock on the Nasdaq on June 23, 2000 (the last trading day before the announcement of the TrustCo Offer), the TrustCo Offer with a value of $16.00 per Cohoes share represented a 16% premium over the closing price of Cohoes Common Stock on the Nasdaq on June 23, 2000, and a 30% premium over the implied value of the Proposed Hudson Merger of $12.29 (based on the 1.185 to 1 exchange ratio in that transaction and the $10.375 closing price of Hudson common stock on June 23, 2000). Based on July __, 2000 closing prices on the Nasdaq, the TrustCo Offer of $16.00 of TrustCo Common Stock per share of Cohoes Common Stock represented a __% premium over the implied value of the Proposed Hudson Merger of $____ (based on the 1.185 to 1 exchange ratio in that transaction and the $____ closing price of Hudson common stock). Because the number of shares you would receive in the Proposed Hudson Merger is fixed, the implied value of the Proposed Hudson Merger will fluctuate based on changes in the market prices of the Hudson common stock. However, the value of the TrustCo Offer will remain fixed at $16.00 per share of Cohoes Common Stock.

         TrustCo is seeking, upon the valid termination of the merger agreement between Hudson and Cohoes, to negotiate a definitive merger agreement with Cohoes pursuant to which Cohoes would, as soon as practicable following the completion of the TrustCo Offer, merge with TrustCo or a wholly owned subsidiary of TrustCo (the "Proposed TrustCo Merger"). The purpose of the TrustCo Offer and the Proposed TrustCo Merger is to enable TrustCo to acquire control of, and ultimately the entire equity interest in, Cohoes. The TrustCo Offer, as the first step in TrustCo's proposed acquisition of Cohoes, is intended to facilitate the acquisition of a majority of the outstanding shares of Cohoes Common Stock. The purpose of the Proposed TrustCo Merger is to acquire all shares of Cohoes Common Stock not exchanged pursuant to the TrustCo Offer or otherwise. Pursuant to the Proposed TrustCo Merger, each then outstanding share of Cohoes Common Stock (other than shares owned by TrustCo and shares held in the treasury of Cohoes) would be converted into the right to receive the same number of shares of TrustCo Common Stock as would be received in the TrustCo Offer.

REASONS FOR THE TRUSTCO OFFER

         TrustCo believes that the acquisition of Cohoes by TrustCo represents a compelling opportunity to enhance value for both Cohoes and TrustCo stockholders. Specifically, TrustCo estimates that a combination of TrustCo and Cohoes would result in: (i) accretion to TrustCo's reported diluted earnings per share of 8% for 2001 and accretion to TrustCo's diluted cash earnings per share (i.e., reported earnings before amortization of intangibles) of 9% in 2001; and
(ii) an increase in TrustCo's tangible book value from $3.19 per share as of December 31, 1999 to an estimated $4.53 per share on a pro forma basis. For additional information concerning the TrustCo Offer, Cohoes stockholders and others are referred to the enclosed Exchange Offer Prospectus.

         In addition, TrustCo believes that the combination of TrustCo and Cohoes will produce substantial benefits for Cohoes stockholders, including the following.

         o SIGNIFICANT PREMIUM. Based on July __, 2000 closing prices, the TrustCo Offer represents a premium of approximately __% over the implied value of the Proposed Hudson Merger. Based on closing prices for Hudson common stock for each trading day since the announcement of the TrustCo Offer on June 26, 2000, the value of the TrustCo Offer has represented an average premium of more than __% over the implied value of the Proposed Hudson Merger. Based on closing prices on June 23, 2000 (the last trading day before the announcement of the TrustCo Offer), the TrustCo Offer represented a 30% premium over the implied value of the Proposed Hudson Merger.

         o BETTER LONG-TERM GROWTH PROSPECTS. TrustCo believes that a combination of TrustCo and Cohoes has better long-term growth prospects for Cohoes stockholders than the Proposed Hudson Merger. TrustCo has a proven history of strong profitability and growth in shareholder value based on several common benchmarks used to measure performance. On the basis of total return to shareholders*, TrustCo has significantly outperformed both Cohoes and Hudson. For the last 3-year, 5-year and 7-year periods, TrustCo's total return to shareholders, on an annual basis, has averaged 23.02%, 24.58% and 23.32%, respectively. Since inception, both Cohoes (-8.30%) and Hudson (-17.34%) HAVE HAD NEGATIVE TOTAL RETURNS TO SHAREHOLDERS.

                  * Defined as stock price appreciation plus reinvestment of all dividends in common stock of the issuer on a pre-tax basis through December 31, 1999.

         A comparison of TrustCo's operating performance data to operating performance data of Cohoes, Hudson, a "regional group" and a "highly valued group" demonstrates TrustCo's superior operating performance. This table sets forth the comparative data as of and for the twelve months ended March 31, 2000 for Hudson, the "regional group" and the "highly valued group", and as of December 31, 1999 for Cohoes and TrustCo.


                                                                                                           Highly
                                                                                          Regional         Valued
                                              TrustCo         Cohoes        Hudson        Group (1)       Group (2)
                                              -------         ------        ------        ---------       ---------
Total Assets (In Thousands)                  $2,364,022      $707,884    $1,149,547      $1,090,996      $1,248,561
Asset growth rate of total assets                  4.87%        (.05)%        30.46%           8.02%          10.10%
Tangible equity/assets                             7.04%       18.34%         16.45%           7.97%           6.01%
Intangible assets/total equity                     0.00%        0.00%          5.79%           1.52%           1.12%
Net loans/total assets                            54.74%       80.00%         69.96%          65.64%          66.25%
Cash and securities/total assets                  13.98%       17.57%         23.68%          31.02%          30.56%
Gross loans/total deposits                        67.71%      119.88%        110.06%          97.98%          99.99%
Total borrowings/total assets                      6.46%       12.50%         13.16%          21.25%          25.68%
Non-performing assets/total assets                 0.49%        0.74%          1.04%           0.47%           0.48%
Loan loss reserve/gross loans                      4.14%        0.78%          2.38%           1.17%           1.08%
Net interest margin                                3.82%        4.14%          4.83%           3.27%           3.11%
Loan loss provision/average assets                 0.21%        0.28%          0.62%           0.12%           0.08%
Non-interest income/average assets                 0.64%        0.43%          0.25%           0.36%           0.48%
Non-interest expense/average assets                1.89%        2.55%          2.80%           2.13%           2.27%
Efficiency ratio                                  38.62%       59.36%         52.77%          59.02%          54.10%
Return on average assets                           1.58%        0.92%          0.96%           0.97%           1.09%
Return on average equity(3)                       22.52%        4.47%          4.58%          10.43%          15.69%
Price/tangible book value per share              426.05%       67.66%         70.01%         117.31%         155.04%
Price/earnings per share                          19.49x       15.97x         14.71x           9.17x           9.53x
Dividend yield                                     4.52%        1.79%          1.25%           1.52%           3.62%
Dividend payout ratio                             79.16%       26.09%         18.46%          23.12%          32.25%

         --------------------
         (1) Averages for the "regional group" consist of data obtained from the Registration Statement on Form S-4 filed by Hudson with the Commission on June 26, 2000 with respect to the Proposed Hudson Merger.
         (2) Averages for the " highly valued group" consist of data obtained from the Registration Statement on Form S-4 filed by Hudson with the Commission on June 26, 2000 with respect to the Proposed Hudson Merger.
         (3) Average shareholders equity for TrustCo excludes market adjustment for securities available for sale.

Of course, past performance is not a guarantee of future results. However, as evidenced from the figures set forth above, TrustCo has consistently achieved strong profitability and operating results and superior shareholder returns.

         o LOW EXECUTION RISK. TrustCo has acquired a banking institution in the past whose main business, like Cohoes, focused on gathering consumer deposits and making residential mortgage loans and which was otherwise similar to Cohoes in size and operation. TrustCo believes that its ability to continuously lower its efficiency ratio while integrating this acquisition demonstrates its ability to manage execution risk and maintain superior operating returns.

         o IMPROVED CASH DIVIDENDS. According to the proxy statement/prospectus, dated July __, 2000, filed by Hudson and Cohoes with the SEC with respect to the Proposed Hudson Merger, Cohoes shareholders are expected to receive pro forma equivalent dividends of $0.24 per share (based on the exchange ratio of 1.185 to 1 in the Proposed Hudson Merger). Based on TrustCo's current annual dividend of $0.60 per share, Cohoes stockholders would receive a pro forma equivalent dividend of $0.87, or more than 211% above Cohoes' current annual dividend rate of $0.28 per year, and more than 263% above the pro forma equivalent dividend per Cohoes share in the Proposed Hudson Merger. In the past five years, on a compounded basis, TrustCo has achieved an 11% annual growth rate in its per share dividend, compared to a $0.01 increase in the quarterly dividend for Cohoes beginning in 2000.

CONDITIONS TO THE TRUSTCO OFFER

         The TrustCo Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the TrustCo Offer a number of shares of Cohoes Common Stock which, together with the 100,000 shares of Cohoes Common Stock now owned by TrustCo, would represent at least a majority of the total number of outstanding Cohoes Common Stock on a fully diluted basis; (ii) the receipt of all regulatory approvals sought by TrustCo in connection with the transactions contemplated by the TrustCo Offer without the imposition of any material condition unacceptable to TrustCo, the expiration of all required waiting periods, and the compliance by TrustCo with any terms or conditions of such approvals (the "Regulatory Approval Condition"); (iii) either the Cohoes Board of Directors (the "Cohoes Board") having approved the TrustCo Offer and the Proposed TrustCo Merger and having amended the charter of Cohoes Savings Bank to eliminate the provisions thereof prohibiting the direct or indirect ownership of more than 10% of any class of an equity security of Cohoes Savings Bank or, in lieu of such actions, TrustCo being satisfied, in its sole discretion, that Section 203 of the Delaware General Corporation Law (the "DGCL") and the anti-takeover provisions of Cohoes' Certificate of Incorporation ("Cohoes' Certificate") and the charter of Cohoes Savings Bank are invalid or are not applicable to the transactions contemplated by the TrustCo Offer and the Proposed TrustCo Merger (the "Removal of Impediments Condition"); (iv) the approval of the issuance of shares of TrustCo Common Stock pursuant to the TrustCo Offer by the holders of a majority of the shares of TrustCo Common Stock voted at a meeting of such holders at which the total number of votes cast represents over fifty percent in interest of all shares of TrustCo Common Stock outstanding on the applicable record date (the "TrustCo Stockholder Approval Condition"); (v) the receipt of an opinion of counsel that the TrustCo Offer and the Proposed TrustCo Merger qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; (vi) since June 30, 1999, there being no material adverse change, or any prospective material adverse change, in the financial condition, business or assets of Cohoes; (vii) the termination of the Agreement and Plan of Merger dated April 25, 2000 between Hudson and Cohoes (the "Hudson Merger Agreement"); (viii) the termination of the Stock Option Agreement dated April 25, 2000 between Hudson and Cohoes (the "Hudson Option Agreement") and surrender to Cohoes of the option granted to Hudson thereunder; (ix) the stockholders of Cohoes not approving the Proposed Hudson Merger; (x) TrustCo and Cohoes entering into a definitive merger agreement; and (xi) the Registration Statement becoming effective. TrustCo has reserved the absolute right to waive any of the conditions of the TrustCo Offer other than the Regulatory Approval Condition, the TrustCo Stockholder Approval Condition and the effectiveness of the Registration Statement.

         The Removal of Impediments Condition would be satisfied upon approval by the Cohoes Board of the TrustCo Offer and the Proposed TrustCo Merger.

         There can be no assurance as to whether the conditions to the TrustCo Offer will be satisfied and, if so, as to the timing of satisfaction of such conditions. While satisfaction of certain of such conditions is within the control of the Cohoes Board, satisfaction of certain other conditions is outside the control of the Cohoes Board. By voting against the Proposed Hudson Merger, stockholders can demonstrate their support for the proposed combination of Cohoes and TrustCo. A vote against the Proposed Hudson Merger moves all Cohoes stockholders closer to being able to benefit from the TrustCo Offer.

         While TrustCo is committed to helping Cohoes' stockholders realize the significant premium and greater value to be offered in the TrustCo Offer and the Proposed TrustCo Merger, until the conditions to the TrustCo Offer are satisfied or waived, TrustCo will not purchase any Cohoes Common Stock pursuant to the TrustCo Offer. Accordingly, a vote for the Proposed Hudson Merger could leave Cohoes stockholders without a viable alternative for an acquisition of Cohoes because TrustCo will not proceed with the TrustCo Offer if the Proposed Hudson Merger is approved by Cohoes stockholders.

CERTAIN INFORMATION CONCERNING THE PROPOSED HUDSON MERGER

         The Hudson Merger Agreement provides that in the Proposed Hudson Merger, Hudson will be the surviving corporation. Each outstanding share of Cohoes Common Stock, other than those beneficially owned by Cohoes or Hudson, would be converted into 1.185 shares of Hudson common stock. The obligations of Cohoes and Hudson to complete the Proposed Hudson Merger are subject to various conditions, including the following: (i) approval and adoption of the Hudson Merger Agreement by the stockholders of Cohoes and Hudson; and (ii) receipt and effectiveness of all governmental and other approvals, registrations and consents and the expiration of all related waiting periods required to consummate the Proposed Hudson Merger and the issuance of Hudson common stock.

         In connection with the execution of the Hudson Merger Agreement, Cohoes and Hudson also entered into the Hudson Option Agreement pursuant to which Cohoes granted to Hudson an option (the "Hudson Option") to purchase 1,574,538 shares of Cohoes Common Stock (or approximately 19.9% of the issued and outstanding shares of Cohoes Common Stock at the time of grant of the Hudson Option), at an exercise price of $9.8125 per share, subject to certain adjustments.

         Hudson may exercise the Hudson Option if both an "initial triggering event" and a "subsequent triggering event" occur prior to the occurrence of an event that would terminate the Hudson Option. An initial triggering event has occurred under the Hudson Option Agreement by virtue of TrustCo's filing of the Registration Statement with the Commission. A subsequent triggering event under the Hudson Option will have occurred if any person acquires beneficial ownership of 25% or more of the outstanding voting securities of Cohoes or if Cohoes enters into an agreement with respect to or otherwise proposes or recommends any transaction with a third party (other than Hudson) involving a merger or consolidation of, or a sale of all or a substantial part of the assets or deposits of or securities constituting 25% or more of the outstanding voting power of, Cohoes or any of its subsidiaries. Completion of the TrustCo Offer would constitute a subsequent triggering event and would result in the Hudson Option becoming exercisable.

         The foregoing description of the Hudson Merger Agreement and the Hudson Option Agreement is qualified in its entirety by reference to the full text of the Hudson Merger Agreement and the Hudson Option Agreement, copies of which were included as exhibits to the Hudson Current Report filed on Form 8-K with the Commission on May 5, 2000.

         The purpose of the solicitation made by this Proxy Statement is to enable Cohoes stockholders to decide for themselves whether the proposed TrustCo Offer is superior to the Proposed Hudson Merger and to act in their own best interests.

                                    IMPORTANT

         IF YOU WANT TO HAVE THE OPPORTUNITY TO ACCEPT THE TRUSTCO OFFER, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED [GOLD] PROXY TO VOTE AGAINST THE PROPOSED HUDSON MERGER. BECAUSE THE SPECIAL MEETING IS SCHEDULED FOR AUGUST 18, 2000, WE URGE YOU TO EXECUTE AND MAIL THE [GOLD] PROXY CARD AS SOON AS POSSIBLE.

         REJECTION OF THE PROPOSED HUDSON MERGER IS A CRITICAL STEP IN SECURING THE SUCCESS OF THE TRUSTCO OFFER. YOUR VOTE AGAINST THE PROPOSED HUDSON MERGER DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE TRUSTCO OFFER.

         EVEN IF YOU HAVE ALREADY SENT A PROXY TO THE COHOES BOARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED HUDSON MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED [GOLD] PROXY IN THE ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF YOUR PROXY IS MAILED IN THE UNITED STATES.

         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED HUDSON MERGER AND IS NEITHER AN OFFER TO SELL ANY SHARES OF TRUSTCO COMMON STOCK NOR A REQUEST FOR THE TENDER OF COHOES COMMON STOCK. THE TRUSTCO OFFER IS BEING REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS BEING MADE ONLY BY MEANS OF A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL, WHICH ARE BEING MAILED SEPARATELY TO COHOES STOCKHOLDERS.

                         BACKGROUND OF THE TRUSTCO OFFER

         From time to time, TrustCo is involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. TrustCo generally seeks to acquire financial institutions that would: (i) complement its overall strategic focus; (ii) provide opportunities for growth in markets where the target financial institution conducts business; and (iii) improve TrustCo's retail banking franchise.

         On April 25, 2000, Cohoes and Hudson announced that they had entered into the Hudson Merger Agreement and the Hudson Option Agreement. Following announcement of the Proposed Hudson Merger, TrustCo reviewed its strategic options in light of the Proposed Hudson Merger, including the possibility of proceeding with one or more offers for either or both of Cohoes and Hudson.

         On June 8, 2000, TrustCo sent a letter to Mr. Duncan MacAffer, the Chairman of the Board of Cohoes, proposing the merger of TrustCo and Cohoes. Pursuant to the proposal, TrustCo would acquire Cohoes in a merger in which each share of Cohoes Common Stock would be exchanged for shares of TrustCo Common Stock valued at $16.00. The proposal expired on June 23, 2000 and, on that date, Cohoes informed TrustCo that the a merger with TrustCo was contrary to Cohoes' strategic business plan and declined to have any discussions with TrustCo.

         On June 26, 2000, TrustCo publicly announced its intention to commence a tender offer to exchange shares of TrustCo Common Stock valued at $16.00 for each share of Cohoes Common Stock. Also on June 26, 2000, Cohoes publicly announced that it remained fully committed to the Proposed Hudson Merger.

         On July __, 2000, TrustCo filed definitive proxy materials with the Commission and disseminated those materials to Cohoes stockholders. On July 11, 2000, TrustCo filed a Registration Statement on Form S-4 containing a preliminary prospectus and the related letter of transmittal with respect to the TrustCo Offer, and on July __, 2000, TrustCo commenced the TrustCo Offer by mailing the preliminary prospectus, the letter of transmittal and related exchange offer materials to Cohoes stockholders.

                            TRUSTCO'S OFFER TO HUDSON

         On June 8, 2000, TrustCo sent a letter to Mr. Earl Schram, Jr., the Chairman of the Board of Hudson, proposing a merger of TrustCo and Hudson. Pursuant to the proposal, TrustCo would acquire Hudson in a merger in which each share of Hudson's common stock would be exchanged for shares of TrustCo Common Stock with an aggregate value equal to $14.00. On June 23, 2000, Hudson informed TrustCo that Hudson's Board of Directors had unanimously rejected the proposal to merge with TrustCo.

         On June 26, 2000, TrustCo publicly announced its intention to commence an offer to exchange shares of TrustCo Common Stock with an aggregate value equal to $14.00 for each share of Hudson common stock, and commenced such offer on July __, 2000. In addition to its offer to Hudson shareholders, TrustCo has been actively soliciting Hudson shareholders to vote against the Proposed Hudson Merger

         The consummation of the Hudson exchange offer on the part of TrustCo is subject to the same or similar conditions (or the waiver thereof) as the TrustCo Offer. However, neither the consummation of the Hudson exchange offer nor of a merger between TrustCo and Hudson is a condition precedent to the TrustCo Offer.

               REASONS TO VOTE AGAINST THE PROPOSED HUDSON MERGER

         TrustCo urges you to vote your shares of Cohoes Common Stock AGAINST the Proposed Hudson Merger for the following reasons.

         o A VOTE AGAINST THE PROPOSED HUDSON MERGER GIVES YOU THE OPPORTUNITY TO RECEIVE A SIGNIFICANT PREMIUM FOR YOUR SHARES IN THE TRUSTCO OFFER.

         The TrustCo Offer, if consummated, would provide you $16.00 of TrustCo Common Stock per share of Cohoes Common Stock. In the Proposed Hudson Merger you will receive shares of Hudson common stock which have an implied value of $____ based on the exchange ratios in the Proposed Hudson Merger and the closing price of Hudson Common Stock on _________, 2000. As of _________, 2000, the TrustCo Offer represented a premium of $___ per share of Cohoes Common Stock, or approximately __% over the implied value of the Proposed Hudson Merger. Based on closing prices for Hudson common stock for each trading day since the announcement of the TrustCo Offer on June 26, 2000, the value of the TrustCo Offer has represented an average premium of more than __% over the implied value of the Proposed Hudson Merger. Because the number of shares of Hudson Common Stock that you would receive in the Proposed Hudson Merger is fixed, the implied value of the Proposed Hudson Merger will fluctuate based on changes in the market prices of the Hudson Common Stock. However, the value of the TrustCo Offer will remain fixed at $16.00 per share of Cohoes Common Stock.

         o A VOTE AGAINST THE PROPOSED HUDSON MERGER GIVES YOU THE OPPORTUNITY TO RECEIVE THE CASH DIVIDEND INCREASE REPRESENTED BY THE TRUSTCO OFFER.

         The TrustCo Offer, if consummated, would provide you with a significant increase in cash dividends based on historical practices. Currently, Cohoes shareholders receive cash dividends at a rate of $0.28 per year for each Cohoes share. Under the TrustCo Offer, the cash dividends payable on each Cohoes share would be $0.87 a year, an increase of 211%. Under Hudson's current practices, the cash dividends payable on each Cohoes share would be $0.24 per year, a 14% decrease. Clearly, a 211% increase in cash dividends is superior to a 14% decrease!

         o A VOTE AGAINST THE PROPOSED HUDSON MERGER SENDS A STRONG MESSAGE TO THE COHOES BOARD THAT YOU WANT TO PRESERVE YOUR OPPORTUNITY TO ACCEPT THE TRUSTCO OFFER.

         By voting against the Proposed Hudson Merger, stockholders can demonstrate their support for the proposed combination of Cohoes and TrustCo. A vote against the Proposed Hudson Merger moves Cohoes stockholders closer to being able to benefit from the TrustCo Offer.

         A vote against the Proposed Hudson Merger will not obligate you to tender your shares of Cohoes Common Stock pursuant to the TrustCo Offer. However, it will give you an opportunity to decide for yourself whether the TrustCo Offer is in your best interest. On the other hand, if Cohoes stockholders approve the Proposed Hudson Merger, it is likely that the Proposed Hudson Merger will be consummated.

         o A VOTE AGAINST THE PROPOSED HUDSON MERGER WILL SATISFY ONE OF THE CONDITIONS TO THE TRUSTCO OFFER.

         One condition of the TrustCo Offer is that Cohoes stockholders do not approve the Proposed Hudson Merger. TrustCo will not acquire any Cohoes Common Stock in the TrustCo Offer unless this condition is satisfied. Thus, a vote against the Proposed Hudson Merger moves all Cohoes stockholders closer to being able to receive the TrustCo Common Stock offered in the TrustCo Offer. For a description of certain other conditions to the TrustCo Offer, see "Conditions to the TrustCo Offer."

         While TrustCo is committed to helping Cohoes stockholders realize the significant premium and greater value of the TrustCo transaction, until the conditions to the TrustCo Offer are satisfied or waived, TrustCo will not purchase any Cohoes Common Stock pursuant to the TrustCo Offer. Accordingly, a vote for the Proposed Hudson Merger could leave Cohoes stockholders without a viable alternative to the Proposed Hudson Merger because TrustCo will not proceed with the TrustCo Offer if the Proposed Hudson Merger is approved by Cohoes stockholders.

                    OBSTACLES TO THE TRUSTCO OFFER CREATED BY
                          THE COHOES BOARD OF DIRECTORS

         You should be aware that the Cohoes Board has taken several actions in connection with the Proposed Hudson Merger which create barriers against any competing proposals (including the TrustCo Offer) and thus hinder your ability to receive greater value for your Cohoes Common Stock.

         THE COHOES BOARD HAS AGREED TO IGNORE SUPERIOR PROPOSALS. In the Hudson Merger Agreement, Cohoes has agreed that from April 25, 2000 until the closing of the Proposed Hudson Merger or the termination of the Hudson Merger Agreement, Cohoes may not enter into any discussions with or furnish any confidential information to any person making an offer to merge with or acquire Cohoes unless the Cohoes Board has determined that the failure to do the same would result in a breach of the fiduciary duty of the Cohoes Board under applicable law. Notwithstanding the proceeding, the Cohoes Board cannot terminate the Hudson Merger Agreement and enter into an agreement with another party even if, after such discussions, the other party makes an offer superior to that of the Proposed Hudson Merger.

         THE COHOES BOARD HAS AGREED TO RECOMMEND THE PROPOSED HUDSON MERGER TO COHOES STOCKHOLDERS REGARDLESS OF THE FACTS. Under the terms of the Hudson Merger Agreement, the Cohoes Board has obligated itself to recommend the Proposed Hudson Merger to Cohoes stockholders under any and all circumstances, even if a third party makes a superior proposal to merge with or acquire Cohoes.

                   YOU CAN TAKE IMMEDIATE STEPS TO HELP OBTAIN
                        THE MAXIMUM VALUE FOR YOUR SHARES

         (1) Return your [GOLD] proxy and vote AGAINST the Proposed Hudson Merger; and

         (2) Make your views known to the Cohoes Board.

BY TAKING THESE STEPS, YOU WILL GIVE THE COHOES BOARD A CLEAR MESSAGE THAT THEY SHOULD TAKE ALL NECESSARY ACTIONS TO REMOVE ALL OBSTACLES TO THE TRUSTCO OFFER, WHICH PROVIDES YOU THE OPPORTUNITY TO RECEIVE A SIGNIFICANT PREMIUM FOR YOUR COHOES SHARES.

         We believe that a vote against the Proposed Hudson Merger will better enable Cohoes stockholders to consider the TrustCo Offer, and is essential to secure the success of the TrustCo Offer.

                               VOTING INFORMATION

         According to information contained in the proxy statement/prospectus filed by Hudson and Cohoes with the SEC with respect to the Proposed Hudson Merger, as of June 22, 2000, there were 7,912,255 shares of Cohoes Common Stock outstanding. Approval of the Proposed Hudson Merger requires the affirmative vote of holders of a majority of all outstanding shares of Cohoes Common Stock. Cohoes stockholders are entitled to one vote for each share of Cohoes Common Stock held as of June 22, 2000. Broker non-votes and abstentions will have the same effect as votes against the Proposed Hudson Merger.

         The accompanying [GOLD] proxy will be voted in accordance with the stockholder's instructions on such [GOLD] proxy. Stockholders may vote against the Proposed Hudson Merger by marking the proper box on the [GOLD] proxy. If no instructions are given, the [GOLD] proxy will be voted AGAINST the Proposed Hudson Merger.

         Whether or not you plan to attend the Special Meeting, we urge you to vote AGAINST the Proposed Hudson Merger on the enclosed [GOLD] proxy and immediately mail it in the enclosed envelope. You may do this even if you have already sent in a different proxy solicited by the Cohoes Board. IT IS YOUR LATEST DATED PROXY THAT COUNTS. Execution and delivery of a proxy by a record holder of shares of Cohoes Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

         You may revoke your proxy at any time prior to its exercise by attending the Special Meeting and voting in person, by submitting a duly executed later dated proxy or by submitting a written notice of revocation. Unless revoked in the manner set forth above, duly executed proxies in the form enclosed will be voted at the Special Meeting on the Proposed Hudson Merger in accordance with your instructions. In the absence of such instructions, such proxies will be voted AGAINST the Proposed Hudson Merger.

         TRUSTCO STRONGLY RECOMMENDS A VOTE AGAINST THE PROPOSED HUDSON MERGER.

         YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE [GOLD] PROXY TODAY.

         IF YOU ALREADY HAVE SENT A PROXY TO THE COHOES BOARD, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED HUDSON MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED [GOLD] PROXY.

         If you have any questions about the voting of your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064

                             SOLICITATION OF PROXIES

         Proxies will be solicited by mail, telephone, telecopy, telegraph, the Internet, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of TrustCo and the other participants listed on Schedule II hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

         TrustCo has retained Georgeson Shareholder Communications Inc. ("Georgeson") for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Georgeson is to receive a fee of $25,000 in connection with the solicitation of proxies for the Special Meeting. TrustCo has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges, in connection with its solicitation acitivities. Georgeson will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. In addition, TrustCo has retained Georgeson to act as information agent in connection with the TrustCo Offer. TrustCo has agreed that it will pay a fee of $10,000 to Georgeson for services as information agent, reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges, in connection with its engagement as information agent.

         Directors, officers and certain employees of TrustCo may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Special Meeting by or on behalf of TrustCo is being borne by TrustCo.

                        CERTAIN INFORMATION ABOUT TRUSTCO

         TrustCo is a New York corporation with its principal executive offices located at 320 State Street, Schenectady, New York 12305. The telephone number of TrustCo at such location is (518) 377-3311.

         TrustCo is a New York corporation and a one-bank holding company registered under the Bank Holding Company Act of 1956, headquartered in Schenectady, New York. TrustCo provides a full range of financial and fiduciary services through its bank subsidiary, Trustco Bank, National Association, which has 53 banking offices in the upstate New York area. As of March 31, 2000, TrustCo had, on a consolidated basis, total assets of approximately $2.4 billion, total deposits of approximately $2.0 billion and total shareholders' equity of approximately $171 million. On February 21, 2000, TrustCo entered into an agreement to acquire Landmark Financial Corp. ("Landmark"), Canajoharie, New York, for $21.00 per share, cash. As of March 31, 2000, Landmark had, on a consolidated basis, total assets of approximately $25.4 million, total deposits of approximately $21.9 million and total shareholders' equity of approximately $1.9 million. Landmark is the savings and loan holding company parent of Landmark Community Bank, a federal savings bank, which operates one office in Canajoharie, New York.

         TrustCo's Registration Statement, which contains the Exchange Offer Prospectus and the related letter of transmittal, has been filed with the Commission under the Securities Act of 1933, as amended. TrustCo is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning TrustCo's directors and officers, their remuneration, options granted to them, the principal holders of TrustCo's securities and any material interests of such persons in transactions with TrustCo is required to be disclosed in proxy statements distributed to TrustCo's stockholders and filed with the Commission. The Registration Statement and such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-6009. The Commission also maintains an Internet website at http://www.sec.gov that contains the Registration Statement and the reports, proxy statements and other information filed electronically by TrustCo.

                           FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains certain forward-looking statements concerning the financial condition, results of operations and business of TrustCo following the consummation of its proposed acquisition of Cohoes, the anticipated financial and other benefits of such proposed acquisition and the plans and objectives of TrustCo's management following such proposed acquisition, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisition, anticipated results of operations of the combined company following the proposed acquisition and projected earnings per share of the combined company following the proposed acquisition. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: (i) cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame; (ii) operating results following the proposed acquisition may be lower than expected; (iii) competitive pressure among financial services companies may increase significantly; (iv) costs or difficulties related to the integration of the businesses of TrustCo and Cohoes may be greater than expected; (v) adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company; (vi) general economic conditions, whether nationally or in the market areas in which TrustCo and Cohoes conduct business, may be less favorable than expected; (vii) legislation or regulatory changes may adversely affect the businesses in which TrustCo and Cohoes are engaged; or (viii) adverse changes may occur in the securities markets.

                                OTHER INFORMATION

         The information concerning Cohoes, Hudson and the Proposed Hudson Merger contained herein has been taken from or based upon, and is qualified in its entirety by, publicly available documents on file with the Commission and other publicly available information. TrustCo does not take any responsibility for the accuracy or completeness of such information or for any failure by Cohoes to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         The information contained in this Proxy Statement concerning the TrustCo Offer is qualified in its entirety by reference to the more detailed information contained in the enclosed Exchange Offer Prospectus.

         TrustCo is not aware of any other matter to be considered at the Special Meeting. However, if any other matter properly comes before the Special Meeting, TrustCo will vote all proxies held by it as TrustCo, in its sole discretion, may determine.


                                                            TrustCo Bank Corp NY


Dated: July __, 2000

         If you have any questions or need assistance in voting your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 Water Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064

                                   SCHEDULE I

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                       DIRECTORS AND MANAGEMENT OF COHOES

         According to information contained in the proxy statement/prospectus filed by Hudson and Cohoes with the SEC with respect to the Proposed Hudson Merger, as of June 22, 2000, there were 7,912,255 shares of Cohoes Common Stock outstanding. Pursuant to the Hudson Option Agreement, Cohoes granted Hudson an option to purchase up to 1,574,538 shares of Cohoes Common Stock. The information concerning Cohoes and the Proposed Hudson Merger contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. TrustCo does not take any responsibility for the accuracy or completeness of such information or for any failure by Cohoes to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         The following table sets forth certain information, taken from the Cohoes proxy statement for its 1999 Annual Meeting of Shareholders, regarding the beneficial ownership of Cohoes Common Stock as of September 1, 1999 by (a) each of Cohoes' current directors, (b) each of the named executive officers, (c) all of Cohoes' directors and executive officers as a group, and (d) each person who, to Cohoes' knowledge, beneficially owned more than 5% of the outstanding Cohoes Common Stock as of such date:

                                                                                              Percent Of
                                                          Shares Of Common Stock             Outstanding
             Name of Beneficial Owner                    Beneficially Owned (F1)          Common Stock (F2)
---------------------------------------------------- --------------------------------- -------------------------

Cohoes Bancorp, Inc. Employee Stock Ownership Plan          744,455 F3:                         8.2%
75 Remsen Street,
Cohoes New York 12047

Wellington Management Company, L.L.P.                       908,100 F4:                        10.0%
75 State Street
Boston, Massachusetts 02109

Harry L. Robinson, Director, President and Chief            164,989 F5:                           *
Executive Officer

Arthur E. Bowen, Director                                    29,902 F6:                           *

Peter G. Casabonne, Director                                 16,402                               *

Michael L. Crotty, Director                                  16,771                               *

Chester C. DeLaMater, Director                               36,402 F7:                           *

Frederick G. Field, Jr., Director                            17,677 F8:                           *

Duncan S. Mac Affer, Director                                23,241 F9:                           *

J. Timothy O'Hearn, Director                                 31,555 F10:                          *


                                                                                              Percent Of
                                                          Shares Of Common Stock             Outstanding
             Name of Beneficial Owner                    Beneficially Owned (F1)          Common Stock (F2)
---------------------------------------------------- --------------------------------- -------------------------
R. Douglas Paton, Director                                   27,423 F11:                          *

Walter H. Speidel, Director                                  31,902 F12:                          *

Donald A. Wilson, Director                                   19,602 F13:                          *

Richard A. Ahl, Executive Vice President, Chief              98,689 F14:                          *
Financial Officer and Secretary

Albert J. Picchi, Senior Vice President of Cohoes            37,042 F15:                          *
Savings Bank

Directors and Executive Officers of Cohoes and              551,597 F16:                        6.1%
Executive Officers of Cohoes Savings Bank, as a
group (13 persons)

FN:
--------------------
F1: Amount includes shares held directly, as well as shares allocated to such individuals under the Cohoes Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP"), and other shares with respect to which a person may be deemed to have sole voting and/or investment power. The table also includes 10,402 shares awarded in July 1999 to each non-employee director pursuant to the Cohoes Recognition and Retention Plan.

F2: Based upon 9,075,588 shares outstanding on September 1, 1999. An asterisk ("*") means that the percentage is less than 1%.

F3: Excludes 18,363 shares allocated to ESOP participants. First Bankers Trust Company, the trustee of the ESOP, may be deemed to own beneficially the unallocated shares held by the ESOP. Unallocated shares and allocated shares for which no voting instructions are received are voted in the same proportion as allocated shares voted by participants.

F4:  Wellington Management Company, L.L.P. reports on a filing under
Section 13(f) of the Securities Exchange Act of 1934 that as of June 30, 1999, it has investment power over these shares. Details as to the ownership as of September 1, 1999 are unknown.

F5: Includes 90,000 unvested RRP shares awarded in July 1999; 21,000 shares owned by Mr. Robinson through Cohoes Savings Bank's 401(k) Plan; 49,000 shares owned by The Cohoes Savings Bank Rabbi Trust of which Mr. Robinson is the beneficiary; and 689 shares allocated to Mr. Robinson in the ESOP.

F6: Includes 7,000 shares owned by The Cohoes Savings Bank Rabbi Trust of which Mr. Bowen is the beneficiary and 1,000 shares owned by a testamentary trust of which Mr. Bowen's wife is Trustee.

F7:  Includes 1,000 shares owned by Mr. DeLaMater's spouse.

F8:  Includes 3,277 shares owned by Mr. Field's spouse.

F9: Includes 2,627 shares owned by an intervivos trust of which Mr. Mac Affer is trustee.

F10: Includes 1,700 shares owned directly by Mr. O'Hearn's children.

F11: Includes 11,835 shares owned by The Cohoes Savings Bank Rabbi Trust of which Mr. Paton is the beneficiary.

F12: Includes 500 shares owned directly by Mr. Speidel's son.

F13: Includes 1,100 shares owned by The Cohoes Savings Bank Rabbi Trust of which Mr. Wilson is the beneficiary.

F14: Includes 45,000 unvested RRP shares awarded in July 1999; 4000 shares owned by Mr. Ahl through Cohoes Savings Bank's 401(k) Plan; 9,000 shares owned by The Cohoes Savings Bank Rabbi Trust of which Mr. Ahl is the beneficiary; 25,000 shares owned by Mr. Ahl's spouse; and 689 shares allocated to Mr. Ahl in the ESOP.

F15: Includes 22,500 unvested RRP shares awarded in July 19999; 4,648 shares owned through the Cohoes Savings Bank's 401(k) Plan; and 468 shares allocated to Mr. Picchi in the ESOP.

F16: This total includes shares beneficially owned by all directors and executive officers listed in the table. All RRP shares, whether or not vested, are included.

                                   SCHEDULE II

           INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
              OF TRUSTCO AND OTHER PERSONS WHO MAY SOLICIT PROXIES

         The following table sets forth the name and title of persons who may be deemed to be participants on behalf of TrustCo in the solicitation of proxies from the stockholders of Cohoes.

                   DIRECTORS AND EXECUTIVE OFFICERS OF TRUSTCO


      NAME                                   POSITIONS
------------------------------ -------------------------------------------------
Robert A. McCormick              President, Chief Executive Officer and Director
Barton A. Andreoli               Director
Lionel O. Barthold               Director
M. Norman Brickman               Director
Joseph Lucarelli                 Director
Nancy A. McNamara                Vice President and Director
Dr. John S. Morris               Director
Dr. Anthony J. Marinello         Director
James H. Murphy, D.D.S.          Director
Richard A. Murray, Jr.           Director
Kenneth C. Peterson              Director
William D. Powers                Director
William Purdy                    Director
Robert T. Cushing                Vice President and Chief Financial Officer
William F. Terry                 Secretary and Director



         As of the date of this Proxy Statement, TrustCo beneficially owns 100,000 shares of Cohoes Common Stock and 108,500 shares of common stock of Hudson. Other than as set forth herein, as of the date of this Proxy Statement, neither TrustCo nor any of the other participants listed in this Schedule II has any interest, direct or indirect, by security holdings or otherwise, in Cohoes.

                                    IMPORTANT

         If your shares are held in your own name, please sign, date and return the enclosed [GOLD] proxy card today. If your shares are held in "Street-Name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed [GOLD] proxy card to your broker or bank and contact the person responsible for your account to ensure that a [GOLD] proxy is voted on your behalf.

         Do not sign any white proxy card you may receive from Cohoes.

         If you have any questions or need assistance in voting your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064

            THIS PROXY IS SOLICITED ON BEHALF OF TRUSTCO BANK CORP NY
     IN OPPOSITION TO THE SOLICITATION BY THE COHOES BANCORP, INC. BOARD OF
               DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS
                             OF COHOES BANCORP, INC.
                          TO BE HELD ON AUGUST 18, 2000

The undersigned stockholder of Cohoes Bancorp, Inc. ("Cohoes") hereby appoints _________ and ______________ and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Cohoes which the undersigned is entitled to vote at the Special Meeting of Stockholders of Cohoes to be held on August 18, 2000, at the Century House, 997 New Loudon Road, Latham, New York at __ _.m. local time, and at any adjournments, postponements, continuations or reschedulings thereof (the "Special Meeting"), with all the powers the undersigned would possess if personally present at the Special Meeting.

           TRUSTCO RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 1 BELOW.

         1. Adoption of the Agreement and Plan of Merger, dated as of April 25, 2000, between Hudson River Bancorp, Inc. and Cohoes Bancorp, Inc.

                      FOR    [   ]     AGAINST    [   ]      ABSTAIN    [   ]

         2. In their discretion, upon such other matters as may properly come before the Special Meeting.


[X]  PLEASE MARK YOUR VOTE AS THIS EXAMPLE.             (CONTINUED AND TO BE
                                                        SIGNED ON REVERSE SIDE.)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder and at the discretion of the proxy holders as to any other business that may properly come before the special meeting. If you do not indicate how you want to vote, your proxy will be counted as a vote AGAINST adoption of the Agreement and Plan of Merger with Hudson River Bancorp, Inc.

PLEASE COMPLETE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE MATTERS COVERED HEREBY.


                                                 DATED


---------------------------                      -------------------------------
                                                 SIGNATURE(S)


                                                 -------------------------------

                                                 SIGNATURES, IF HELD JOINTLY

                                                 Please sign your name exactly
                                                 as it appears hereon. When
                                                 signing as attorney, executor,
                                                 administrator trustee or
                                                 guardian, please give your full
                                                 title. If a corporation, please
                                                 sign in full corporate name by
                                                 the president or other
                                                 authorized officer. If a
                                                 partnership, please sign in the
                                                 partnership name by authorized
                                                 person(s).

If you need assistance in voting your shares, please call TrustCo's proxy solicitor, Georgeson Shareholder Communications Inc., toll-free at 1-800-223-2064.